UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2017

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware		46-3011414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

Matinas BioPharma Holdings, Inc. previously filed a Schedule TO pursuant to which it offered (the “Offer to Amend and Exercise”) to amend certain outstanding warrants (the “Original Warrants”) to purchase an aggregate of 36,728,612 shares of common stock to: (i) reduce the exercise price of the Original Warrants to $0.50 per share of common stock in cash, (ii) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Eastern Time) on January 13, 2017, as may be extended by the Company in its sole discretion (“Expiration Date”), (iii) restrict the ability of the holder of shares issuable upon exercise of the Amended Warrants to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of six months after the Expiration Date (the “Lock-Up Period”); and (iv) provide that a holder, acting alone or with others, will agree not to effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

The Offer to Amend and Exercise expired at 5:00 p.m. Eastern Time on January 13, 2017. Pursuant to the Offer to Amend and Exercise, an aggregate of 30,966,350 Original Warrants were tendered by their holders and were amended and exercised in connection therewith for an aggregate exercise price of approximately $15.5 million, including the following: 3,750,000 Formation Warrants; 754,000 Merger Warrants; 7,243,750 2013 Investor Warrants; 500,000 Private Placement Warrants; 14,750,831 2015 Investor Warrants; 722,925 $2.00 PA Warrants (of which 721,987 were exercised on a cashless basis); 1,426,687 $1.00 PA Warrants (of which 1,424,812 were exercised on a cashless basis); and 1,818,157 $0.75 PA Warrants (of which 1,774,017 were exercised on a cashless basis). The gross cash proceeds from such exercises were approximately $13.5 million and the net cash proceeds after deducting warrant solicitation agent fees and other estimated offering expenses were approximately $12.7 million. Prior to the Offer to Amend and Exercise, the Company had 58,159,495 shares of common stock outstanding and warrants to purchase an aggregate of 40,255,234 shares of common stock. Following the Offer to Amend and Exercise, the Company had 87,310,154 shares of common stock outstanding and warrants to purchase an aggregate of 9,288,884 shares of common stock.

The Company retained Aegis Capital Corp. (“Aegis Capital”) to act as its Warrant Agent for the Offer to Amend and Exercise pursuant to a Warrant Agent Agreement. Aegis Capital received a fee equal to 5% of the cash exercise prices paid by holders of the Original Warrants (excluding the placement agent warrants) who participated in the Offer to Amend and Exercise. In addition, the Company agreed to reimburse Aegis Capital for its reasonable out-of-pocket expenses and attorney’s fees, including a $35,000 non-accountable expense allowance. The foregoing description of the Warrant Agent Agreement is intended to be a summary and is qualified in its entirety by reference to such document, which was previously filed as Exhibit (d)(1) to the Company’s Schedule TO filed with the SEC.

The Company issued the Original Warrants in private placement transactions in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. Similarly, the issuance of the shares of the Company’s common stock upon the amendment and exercise of the 30,966,350 Original Warrants was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

Item 7.01	Regulation FD Disclosure.

On January 19, 2017, the Company issued a press release to report the results of the Offer to Amend and Exercise. The press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

Exhibit	Description
10.1	Warrant Agent Agreement, dated December 14, 2016, by and between Aegis Capital Corp and the Company. (Incorporated by reference to Exhibit (d)(1) to the Company’s Schedule TO filed on December 14, 2016)
99.1	Press Release dated January 19, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Date: January 19, 2017	/s/ Roelof Rongen
Roelof Rongen, Chief Executive Officer